Exhibit 10.1

Execution Version

[*]: THE IDENTIFIED INFORMATION HAS BEEN OMITTED FROM THE AGREEMENT BECAUSE IT IS BOTH (i) NOT MATERIAL AND (ii) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED

Dated   4   June 2020

AMENDMENT TO TERM LOAN FACILITY

EXPLORER NEW BUILD, LLC

as Borrower

and

NCL CORPORATION LTD.

as Guarantor

and

SEVEN SEAS CRUISES S. DE R.L.

as Charterer

and Shareholder

and

The Banks and Financial Institutions

LISTED IN SCHEDULE 1

as Lenders

and

CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK

SOCIÉTÉ GÉNÉRALE

HSBC BANK PLC

KFW IPEX-BANK GMBH

as Joint Mandated Lead Arrangers

and

CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK

as Agent

and SACE Agent

and

CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK

as Security Trustee

SUPPLEMENTAL AGREEMENT

relating to a facility agreement originally dated 31 July 2013 (as amended and restated pursuant to an amendment and restatement agreement dated 31 October 2014) in respect of the part financing of the passenger cruise ship m.v. "SEVEN SEAS EXPLORER"

Index

Clause		Page

1	Definitions and Interpretation	2
2	Conditions Precedent and Conditions Subsequent	4
3	Representations	5
4	Acknowledgment and Acceptance of the Principles	5
5	Amendments to Facility Agreement and other Finance Documents	5
6	New Covenants	22
7	Further Assurance	26
8	Costs and Expenses	26
9	Notices	26
10	Counterparts	26
11	Signing Electronically	26
12	Governing Law	26
13	Enforcement	27

Schedules

Execution

Execution Pages – Explorer – Supplemental Agreement	36

THIS AGREEMENT is made on   4   June 2020

Parties

(1)	EXPLORER NEW BUILD, LLC, a limited liability company formed in the state of Delaware whose registered office is at Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, Delaware, 19808 United States of America as borrower (the "Borrower")

(2)	NCL CORPORATION LTD., an exempted company incorporated under the laws of Bermuda with its registered office at Cumberland House, 9th Floor, 1 Victoria Street, Hamilton HM11, Bermuda (the "Guarantor")

(3)	SEVEN SEAS CRUISES S. DE R.L a Panamanian limited company (“sociedad de responsabilidad limitada”) organised and existing under the laws of the Republic of Panama, having its office in the Republic of Panama with its Resident Agent being Arias, Fabrega & Fabrega with address at Plaza 2000 Building, 16th Floor, 50th Street, Panama, Republic of Panama and registered at the Mercantile Section of the Panama Public Registry at Microjacket 876, Document 1238212 since 7 November 2007 (the "Charterer" and "Shareholder")

(4)	THE FINANCIAL INSTITUTIONS listed in Schedule 1 Lenders and Commitments) as lenders (the "Lenders")

(5)	CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK a French société anonyme having its registered office located at 12, Place des Etats-Unis, CS 70052, 92547 Montrouge Cedex, France registered under number Siren 304 187 701 at the Registre du Commerce et des Sociétés of Nanterre, France, SOCIÉTÉ GÉNÉRALE a French société anonyme having its registered office located at 29 Boulevard Haussmann, 75009 Paris under number Siren 552 120 222 at the Registre du Commerce et des Sociétés of Paris, France, HSBC BANK PLC of Level 2, 8 Canada Square, London, E14 5HQ, United Kingdom and KFW IPEX-BANK GMBH of Palmengartenstr, 5-9 60325, Frankfurt, as mandated lead arrangers (the "Mandated Lead Arrangers")

(6)	CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK, a French société anonyme having its registered office located at 12, Place des Etats-Unis, CS 70052, 92547 Montrouge Cedex, France registered under number Siren 304 187 701 at the Registre du Commerce et des Sociétés of Nanterre, France as agent and SACE agent (the "Agent" and the "SACE Agent")

(7)	CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK, a French société anonyme having its registered office located at 12, Place des Etats-Unis, CS 70052, 92547 Montrouge Cedex, France registered under number Siren 304 187 701 at the Registre du Commerce et des Sociétés of Nanterre, France as security trustee (the "Security Trustee")

Background

(A)	By the Facility Agreement, the Lenders agreed to make available to the Borrower a facility of the Dollar Equivalent of up to EUR 299,866,962 for the purpose of assisting the Borrower in financing (i) payment under the Shipbuilding Contract of all or part of 80% of the Final Contract Price up to the Eligible Amount, (ii) payment to the Borrower of the Dollar Equivalent of 100% of the first instalment of the SACE Premium already paid direct to SACE on or before 30 days following the issuance of the SACE Insurance Policy and (iii) payment to SACE of the Dollar Equivalent of 100% of the second instalment of the SACE Premium payable on the original Drawdown Date.

(B)	Due to the unprecedented and extraordinary impacts of the Covid-19 pandemic on the cruise sector and cruise operators, SACE S.p.A. has informed the cruise operators of its availability to evaluate certain measures (the "Temporary Measures") applicable in relation to certain qualifying loan agreements in order to assist companies which are financially sound but dealing with the impact of the temporary but unprecedented Covid-19 pandemic; the possibility to access to such measures is subject, amongst other things, to certain principles dated 15 April 2020 for cruise lines offered by SACE (as further defined below, the "Principles").

(C)	Pursuant to the consent request letter dated 18 April 2020, the Borrower and the Guarantor notified the Agent and the SACE Agent of the wish to benefit from the Temporary Measures in relation to certain loan agreements listed therein, including the Facility Agreement, and requested, amongst other things, the deferral of repayments of principal under the Facility Agreement for a period of one year from 1 April 2020 to 31 March 2021 (the "Borrower Request").

(D)	On 25 May 2020, the Agent (for and on behalf of the Lenders) and SACE provided their consent to part of the Borrower Request in accordance with and subject to certain conditions as set out in this supplemental agreement (the "Agreement").

(E)	The Parties have agreed to enter into this Agreement for the purposes of, inter alia, documenting the required amendments identified in the Principles.

Operative Provisions

1	Definitions and Interpretation

1.1	Definitions

In this Agreement:

"2020 Deferral Fee Letters" means any letter between the Agent and any Obligor which sets out the fees payable in connection with the arrangements contemplated by this Agreement.

"2020 Deferral Prepayment Event" means the occurrence of any event entitling the Agent to exercise any rights granted to it pursuant to Clause 6.5 (Breach of new covenants or the Principles) of this Agreement, including, without limitation, the ability to cancel any part, or demand the immediate repayment of, the 2020 Deferral Tranche and to terminate the waiver of the financial covenants granted pursuant to clause 11.15 of the Guarantee as amended by this Agreement.

"2020 Deferral Final Repayment Date" means the Repayment Date falling 3 years and six months after the 2020 Deferral Repayment Starting Point, or, if earlier, the date on which the 2020 Deferral Tranche has been repaid or prepaid in full.

"2020 Deferral Repayment Starting Point" means the date of the first Repayment Date falling after 31 March 2021, namely 30 June 2021.

"2020 Deferral Tranche" means the part of the Loan made or to be made available (or deemed made or to be deemed to be made available) to the Borrower to finance the aggregate of the 2020 Deferred Repayment Instalments and the related premium payable to SACE (amounting to [*] per cent. ([*]%) of the Total Commitments as of 1 April 2020) in a principal amount not exceeding thirty-one million, seven hundred and ninety-five thousand, five hundred and one Dollars and eighty-six Cents ($31,795,501.86).

"2020 Deferred Repayment Instalments" means the repayment instalments in principal due during the Deferral Period as set out pursuant to Schedule 3 (Repayment schedule).

"2020 Finance Documents" means this Agreement, the Mortgage Addendum and each 2020 Deferral Fee Letter.

"Amended Facility Agreement" means the Facility Agreement as amended and supplemented by this Agreement.

"Deferral Period" means the period from 1 April 2020 to 31 March 2021.

"Effective Date" means the date on which the Agent notifies the Borrower, the other Creditor Parties and SACE as to the satisfaction of the conditions precedent as provided in Clause 2.1(a).

"Facility Agreement" means the facility agreement dated 31 July 2013 (as amended and restated pursuant to an amendment and restatement agreement dated 31 October 2014) and made between, amongst others, (i) the Borrower, (ii) the Lenders, (iii) the Mandated Lead Arrangers, (iv) the Agent and the SACE Agent and (v) the Security Trustee.

"Information Package" means the information package in connection with the "Debt Holiday" application in the form set out in Schedule 4 (Information Package) to this Agreement, submitted, or to be submitted (as the case may be), by the Borrower (or the Guarantor on its behalf) in order to obtain the benefit of the measures provided for in the Principles for the purpose of the Facility Agreement (as amended) and certain of the Borrower’s and the Guarantor’s obligations under the Facility Agreement.

"Mortgage Addendum" means the addendum to the Mortgage in the agreed form.

"Obligors" means the Borrower, the Guarantor, the Charterer and the Shareholder.

"Party" means a party to this Agreement.

"Principles" means the document titled "Cruise Debt Holiday Principles" offered by SACE dated 15 April 2020, which sets out certain key principles and parameters relating to the qualifying Loan Agreements (as defined therein) and being applicable to SACE-covered loan agreements such as the Facility Agreement.

"SACE" means SACE S.p.A., an Italian joint stock company (società per azioni) with a sole shareholder, whose registered office is located at Piazza Poli 37/42, 00187 Rome, Italy and registered with the Companies Registry of Rome under number 05804521002.

1.2	Defined expressions

Defined expressions in the Facility Agreement and, with effect from the Effective Date, the Amended Facility Agreement, shall have the same meanings when used in this Agreement unless the context otherwise requires or unless otherwise defined in this Agreement.

1.3	Application of construction and interpretation provisions of Facility Agreement

Clause 1.2 (construction of certain terms) of the Facility Agreement applies to this Agreement as if it were expressly incorporated in it with any necessary modifications.

1.4	Agreed forms of new, and supplements to, Finance Documents

References in Clause 1.1 (Definitions) to any new or supplement to a Finance Document being in "agreed form" are to that Finance Document:

(a)	in a form attached to a certificate dated the same date as this Agreement (and signed by the Borrower and the Agent); or

(b)	in any other form agreed in writing between the Borrower, the Agent and the Lenders acting with the authorisation of the Majority Lenders.

1.5	Designation as a Finance Document

The Borrower and the Agent designate this Agreement as a Finance Document.

1.6	Third party rights

(a)	Unless provided to the contrary in a Finance Document, a person who is not a Party has no right under the Contracts (Rights of Third Parties) Act 1999 (the “Third Parties Act”) to enforce or to enjoy the benefit of any term of this Agreement other than SACE, who may enforce or to enjoy the benefit of and rely on the provisions of this Agreement and the Amended Facility Agreement subject to the provisions of the Third Parties Act.

(b)	Notwithstanding any term of any Finance Document, the consent of any person who is not a Party (other than SACE) is not required to rescind or vary this Agreement at any time.

(c)	For the avoidance of doubt and in accordance with clause 33.4 (Third party rights) of the Facility Agreement, nothing in this Clause 1.6 (Third party rights) shall limit or prejudice the exercise by SACE of its rights under this Agreement or the Finance Documents in the event that such rights are subrogated or assigned to it pursuant to the terms of the SACE Insurance Policy.

2	Conditions Precedent and Conditions Subsequent

2.1	The Effective Date cannot occur unless:

(a)	the Agent has received (or on the instructions of all the Lenders, waived receipt of) all of the documents and other evidence listed in Schedule 2 (Conditions Precedent) in form and substance satisfactory to the Agent;

(b)	save as disclosed in writing to the Agent and SACE prior to the date of this Agreement, the representations and warranties contained in Clause 3 (Representations) are true and correct on, and as of, each such time as if each was made with respect to the facts and circumstances existing at such time;

(c)	save as disclosed in writing to the Agent and SACE prior to the date of this Agreement, no Event of Default, event or circumstance specified in clause 18 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default, event resulting in mandatory prepayment of the Loan pursuant to clause 16.3 (Mandatory prepayment – sale and total loss) and clause 16.4 (Mandatory prepayment – SACE insurance policy) of the Facility Agreement or 2020 Deferral Prepayment Event shall have occurred and be continuing or would result from the amendment of the Facility Agreement pursuant to this Agreement; and

(d)	the Agent is satisfied that the Effective Date can occur and have not provided any instructions to the contrary informing the Parties that the Effective Date cannot occur.

2.2	Upon fulfilment or waiver of the conditions set out in Clause 2.1 above, the Agent shall provide the Borrower and the Lenders with a copy of the executed certificate in the form set out in Schedule 5 (Form of Effective Date Certificate) confirming that the Effective Date has occurred and such certificate shall be binding on all Parties.

2.3	Other than to the extent that the Majority Lenders notify the Agent in writing to the contrary before the Agent provides the certificate described in Clause 2.2 above, the Creditor Parties authorise (but do not require) the Agent to execute and provide such certificate. The Agent shall not be liable for any damages, costs or losses whatsoever as a result of giving any such certificate.

3	Representations

3.1	Facility Agreement representations

On the date of this Agreement and on the Effective Date, each Obligor that is a party to the Facility Agreement makes each of the representations and warranties as set out in clause 11 (representations and warranties) of the Facility Agreement as amended and supplemented by this Agreement and updated with appropriate modifications to refer to the 2020 Finance Documents.

3.2	Finance Document representations

Each Obligor makes the representations and warranties set out in the Finance Documents (other than the Facility Agreement) to which it is a party, as amended and supplemented by this Agreement and updated with appropriate modifications to refer to this Agreement and, where appropriate, the Mortgage Addendum, by reference to the circumstances then existing on the date of this Agreement.

4	Acknowledgment and Acceptance of the Principles

Each Obligor confirms its acknowledgment to the Principles and full acceptance of all terms, requirements and conditions thereunder.

5	Amendments to Facility Agreement and other Finance Documents

5.1	Specific amendments to the Facility Agreement

With effect on and from the Effective Date the Facility Agreement shall be, and shall be deemed by this Agreement to be, amended as follows, so that, inter alia, the principal amount of the Loan will not be increased (save for the premium to be advanced in accordance with Clause 5.1(e) below) but the repayment terms of, and the interest rate applicable to the relevant part of the Loan will be changed to reflect the repayment profile and interest terms for the 2020 Deferral Tranche on the basis set out in this Agreement:

(a)	In clause 1.1 (Definitions) of the Facility Agreement, the following definitions shall be added in alphabetical order:

(i)	"2020 Amendment Agreement" means the amendment to this Agreement dated 4 June 2020 between, amongst others, the Borrower, the Agent and the SACE Agent.

(ii)	"2020 Deferral Commitment" means in relation to any Lender listed in Schedule 1 to the 2020 Amendment Agreement, the amount in Dollars expressed as a percentage set opposite its name under the heading "Commitment" and the amount of any other commitment attributable to it (including the related premium payable to SACE) under this Agreement in respect of the 2020 Deferral Tranche.

(iii)	"2020 Deferral Effective Date" has the meaning given to the term Effective Date in the 2020 Amendment Agreement.

(iv)	"2020 Deferral Fee Letters" means any letter between the Agent and any Obligor which sets out the fees payable in connection with the arrangements contemplated by the 2020 Amendment Agreement.

(v)	2020 Deferral Final Repayment Date" means the Repayment Date falling 3 years and six months after the 2020 Deferral Repayment Starting Point, or, if earlier, the date on which the 2020 Deferral Tranche has been repaid or prepaid in full.

(vi)	"2020 Deferral Prepayment Event" means the occurrence of any event entitling the Agent to exercise any rights granted to it pursuant to Clause 6.5 (Breach of new covenants or the Principles) of the 2020 Amendment Agreement, including, without limitation, the ability to cancel any part, or demand the immediate repayment of, the 2020 Deferral Tranche and to terminate the waiver of the financial covenants granted pursuant to clause 11.15 of the Guarantee as amended by the 2020 Amendment Agreement.

(vii)	"2020 Deferral Repayment Starting Point" means the date of the first Repayment Date falling after 31 March 2021, namely 30 June 2021.

(viii)	"2020 Deferral Tranche" means the part of the Loan made or to be made available to the Borrower to finance the aggregate of the 2020 Deferred Repayment Instalments and the related premium payable to SACE (amounting to [*] per cent. ([*]%) of the Total Commitments as of 1 April 2020) in a principal amount not exceeding thirty-one million, seven hundred and ninety-five thousand, five hundred and one Dollars and eighty-six Cents ($31,795,501.86).

(ix)	"2020 Deferred Repayment Instalments" means the repayment instalments due during the Deferral Period as set out pursuant to Schedule 3 (Repayment schedule).

(x)	"Article 55 BRRD" means Article 55 of Directive 2014/59/EU establishing a framework for the recovery and resolution of credit institutions and investment firms.

(xi)	"Bail-In Action" means the exercise of any Write-down and Conversion Powers.

(xii)	"Bail-In Legislation" means:

(i)	in relation to an EEA Member Country which has implemented, or which at any time implements, Article 55 BRRD, the relevant implementing law or regulation as described in the EU Bail-In Legislation Schedule from time to time; and

(ii)	in relation to any state other than such an EEA Member Country or (to the extent that the United Kingdom is not such an EEA Member Country) the United Kingdom, any analogous law or regulation from time to time which requires contractual recognition of any Write-down and Conversion Powers contained in that law or regulation.

(xiii)	"Deferred Costs Percentage" means 0.054% p.a.

(xiv)	"Deferral Period" means the period from 1 April 2020 to 31 March 2021.

(xv)	"Deferral Repayment Date" has the meaning given to such term in Clause 5.5 (Repayment of 2020 Deferral Tranche).

(xvi)	"Deferral Repayment Instalments" has the meaning given to such term in Clause 5.5 (Repayment of 2020 Deferral Tranche).

(xvii)	"EEA Member Country" means any member state of the European Union, Iceland, Liechtenstein and Norway.

(xviii)	"EU Bail-In Legislation Schedule" means the document described as such and published by the Loan Market Association (or any successor person) from time to time.

(xix)	"Funding Rate" means any individual rate notified by a Lender to the Agent pursuant to sub-paragraph (i) of paragraph (e) of Clause 6.10 (Cost of funds).

(xx)	"Interpolated Screen Rate" means, in relation to the Loan or any part of the Loan, the rate which results from interpolating on a linear basis between:

(i)	the applicable Screen Rate for the longest period (for which that Screen Rate is available) which is less than the Interest Period of the Loan or that part of the Loan; and

(ii)	the applicable Screen Rate for the shortest period (for which that Screen Rate is available) which exceeds the Interest Period of the Loan or that part of the Loan,

each as of the Specified Time for Dollars.

(xxi)	"Principles" means the document titled "Cruise Debt Holiday Principles" offered by SACE dated 15 April 2020, which sets out certain key principles and parameters relating to the qualifying Loan Agreements (as defined therein) and being applicable to SACE-covered loan agreements such as this Agreement.

(xxii)	"Reference Bank Rate" means the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Agent at its request by the Reference Banks:

(i)	if:

(A)	the Reference Bank is a contributor to the Screen Rate; and

(B)	it consists of a single figure,

as the rate (applied to the relevant Reference Bank and the relevant currency and period) which contributors to the Screen Rate are asked to submit to the relevant administrator; or

(ii)	in any other case, as the rate at which the relevant Reference Bank could fund itself in Dollars for the relevant period with reference to the unsecured wholesale funding market.

(xxiii)	"Reference Bank Quotation" means any quotation supplied to the Agent by a Reference Bank.

(xxiv)	"Reference Banks" means such entities as may be appointed by the Agent in consultation with the Borrower.

(xxv)	"Relevant Nominating Body" means any applicable central bank, regulator or other supervisory authority or a group of them, or any working group or committee sponsored or chaired by, or constituted at the request of, any of them or the Financial Stability Board.

(xxvi)	"Replacement Benchmark" means a benchmark rate which is:

(i)	formally designated, nominated or recommended as the replacement for a Screen Rate by:

(A)	the administrator of that Screen Rate (provided that the market or economic reality that such benchmark rate measures is the same as that measured by that Screen Rate); or

(B)	any Relevant Nominating Body,

and if replacements have, at the relevant time, been formally designated, nominated or recommended under both paragraphs, the "Replacement Benchmark" will be the replacement under paragraph (B) above;

(ii)	in the opinion of the Majority Lenders and the Borrower, generally accepted in the international or any relevant domestic syndicated loan markets as the appropriate successor to a Screen Rate; or

(iii)	in the opinion of the Majority Lenders and the Borrower, an appropriate successor to a Screen Rate.

(xxvii)	"Resolution Authority" means any body which has authority to exercise any Write-down and Conversion Powers.

(xxviii)	"Screen Rate" means the London interbank offered rate administered by ICE Benchmark Administration Limited (or any other person which takes over the administration of that rate) for Dollars for the relevant period displayed (before any correction, recalculation or republication by the administrator) on page LIBOR01 of the Thomson Reuters screen (or any replacement Thomson Reuters page which displays that rate) or on the appropriate page of such other information service which publishes that rate from time to time in place of Thomson Reuters. If such page or service ceases to be available, the Agent may specify another page or service displaying the relevant rate after consultation with the Borrower.

(xxix)	"Screen Rate Contingency Period" means fifteen (15) Business Days.

(xxx)	"Screen Rate Replacement Event" means, in relation to a Screen Rate:

(i)	the methodology, formula or other means of determining that Screen Rate has, in the opinion of the Majority Lenders and the Borrower materially changed;

(ii)

(A)

(1)	the administrator of that Screen Rate or its supervisor publicly announces that such administrator is insolvent; or

(2)	information is published in any order, decree, notice, petition or filing, however described, or filed with a court, tribunal, exchange, regulatory authority or similar administrative, regulatory or judicial body which reasonably confirms that the administrator of that Screen Rate is insolvent, provided that, in each case, at that time, there is no successor administrator to continue to provide that Screen Rate;

(B)	the administrator of that Screen Rate publicly announces that it has ceased or will cease, to provide that Screen Rate permanently or indefinitely and, at that time, there is no successor administrator to continue to provide that Screen Rate;

(C)	the supervisor of the administrator of that Screen Rate publicly announces that such Screen Rate has been or will be permanently or indefinitely discontinued; or

(D)	the administrator of that Screen Rate or its supervisor announces that that Screen Rate may no longer be used; or

(iii)	the administrator of that Screen Rate determines that that Screen Rate should be calculated in accordance with its reduced submissions or other contingency or fallback policies or arrangements and either:

(A)	the circumstance(s) or event(s) leading to such determination are not (in the opinion of the Majority Lenders and the Borrower) temporary; or

(B)	that Screen Rate is calculated in accordance with any such policy or arrangement for a period no less than the Screen Rate Contingency Period; or

(iv)	in the opinion of the Majority Lenders and the Borrower, that Screen Rate is otherwise no longer appropriate for the purposes of calculating interest under this Agreement.

(xxxi)	"Specified Time" means a day or time determined in accordance with the following:

(i)	if LIBOR is fixed, the Quotation Day as of 11:00 am London time; and

(ii)	in relation to a Reference Bank Rate calculated by reference to the available quotations in accordance with Clause 6.8 (Calculation of Reference Bank Rate), noon on the Quotation Day.

(xxxii)	"UK Bail-In Legislation" means (to the extent that the United Kingdom is not an EEA Member Country which has implemented, or implements, Article 55 BRRD) Part 1 of the United Kingdom Banking Act 2009 and any other law or regulation applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutes or their affiliates (otherwise than through liquidation, administration or other insolvency proceedings).

(xxxiii)	"Write-down and Conversion Powers" means:

(i)	in relation to any Bail-In Legislation described in the EU Bail-In Legislation Schedule from time to time, the powers described as such in relation to that Bail-In Legislation in the EU Bail-In Legislation Schedule;

(ii)	in relation to any other applicable Bail-In Legislation:

(A)	any powers under that Bail-In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or other financial institution or affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers; and

(B)	any similar or analogous powers under that Bail-In Legislation; and

(iii)	in relation to any UK Bail-In Legislation:

(A)	any powers under that UK Bail-In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or other financial institution or affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that UK Bail-In Legislation that are related to or ancillary to any of those powers; and

(B)	any similar or analogous powers under that UK Bail-In Legislation.

(b)	In clause 1.1 (Definitions) of the Facility Agreement, the following definitions shall be amended as follows:

(i)	the definition of "Commitment" shall be amended by adding the following wording after the wording "set opposite its name in Schedule 1":

"(including, in relation to a Lender, its 2020 Deferral Commitment)";

(ii)	the definition of "Finance Documents" shall be amended by adding the 2020 Amendment Agreement, the 2020 Deferral Fee Letters and the Mortgage Addendum as Finance Documents;

(iii)	the definition of "LIBOR" shall be deleted and replaced as follows:

"LIBOR" means, in relation to the Loan or any part of the Loan:

(A) the applicable Screen Rate as of the Specified Time for Dollars and for a period equal in length to the Interest Period of the Loan or that part of the Loan; or

(B) as otherwise determined pursuant to Clause 6.7 (Unavailability of Screen Rate).

and if, in either case, that rate is less than zero, LIBOR shall be deemed to be zero;"

(iv)	the definition of "Loan" shall be deleted and replaced as follows:

""Loan" means the loan made or to be made under this Agreement (including under the 2020 Deferral Tranche) or the principal amount outstanding for the time being of that loan ";

(v)	the definition of "Maximum Loan Amount" shall be deleted and replaced as follows:

"Maximum Loan Amount" means the aggregate of (a) the Dollar Equivalent of Euro 284,004,000; (b) 100% of the First Instalment of the SACE Premium to be paid by the Borrower direct to SACE on or before 30 days following the issuance of the SACE Insurance Policy; and (c) 100% of the Second Instalment of the SACE Premium payable on the original Drawdown Date, with (X) the Loan currently outstanding on the 2020 Deferral Effective Date being equal to $264,624,403.70 and (Y) an amount equal to $31,795,501.86 (under the 2020 Deferral Tranche) being available for utilisation,

(and which for this purpose includes the aggregate amount of the 2020 Deferral Tranche (including the related premium payable to SACE to be financed thereunder)) to be made (or deemed to be made) available as provided for in this Agreement";

(vi)	the definition of "Overnight LIBOR" shall be deleted and replaced as follows:

"Overnight LIBOR" means, in relation to the Loan or any part of the Loan:

(A)	on any date, the applicable day to day Screen Rate as of the Specified Time for Dollars; or

(B)	as otherwise determined pursuant to Clause 6.7 (Unavailability of Screen Rate),

and if, in either case, that rate is less than zero, Overnight LIBOR shall be deemed to be zero; and

(vii)	the definition of "Quotation Date" shall be deleted and replaced as follows:

"Quotation Day" means in relation to any period for which an interest rate is to be determined, two Business Days before the first day of that period unless market practice differs in the Relevant Interbank Market in which case the Quotation Day will be determined by the Agent in accordance with market practice in the Relevant Interbank Market (and if quotations would normally be given by leading banks in the Relevant Interbank Market on more than one day, the Quotation Day will be the last of those days).

and all references to "Quotation Date" shall be replaced with references to "Quotation Day".

(viii)	the definition of "Relevant Interbank Market" shall be deleted and replaced as follows:

"Relevant Interbank Market" means the London Interbank Market.

(c)	Clause 3.1 (General) shall be amended by inserting a new final sentence as follows:

"This Clause 3 (Conditions Precedent) shall not apply to the 2020 Deferral Tranche, save for Clause 3.14."

(d)	A new clause 3.14 shall be inserted as follows:

"The relevant part of the 2020 Deferral Tranche shall only be advanced if the Agent shall have received (a) no later than five (5) Business Days before the date of the relevant advance (and only if required under Clause 4.9 hereunder), a Drawdown Notice from the Borrower, signed by a duly authorised signatory of the Borrower, specifying the amount of the 2020 Deferral Tranche to be drawn down, and (b) on the relevant date of the relevant advance or deemed advance (as applicable):

(i)	save as disclosed in writing to the Agent and SACE prior to the date of the 2020 Amendment Agreement, no Event of Default is continuing or would result from such advance or deemed advance (as applicable) and no 2020 Deferral Prepayment Event or event or circumstance specified in clause 18 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default has occurred; and

(ii)	save as disclosed in writing to the Agent and SACE prior to the date of the 2020 Amendment Agreement, each of the repeating representations set out in Clause 11 (Representations and warranties) are true as at such date by reference to the facts and circumstances existing at such date."

(e)	The drawdown mechanics of the Facility Agreement shall be amended to allow for drawdown of the 2020 Deferral Tranche as follows:

(i)	The following new clause 4.9 shall be added:

“4.9 2020 Deferral Tranche. Pursuant to the 2020 Amendment Agreement, the Lenders have agreed (but without increasing the Maximum Loan Amount and the Total Commitments of each Lender save for the related premium to be advanced in accordance with paragraph (B) below) to make available to the Borrower the 2020 Deferral Tranche as follows:

(A)	on each Repayment Date during the Deferral Period, a portion of the 2020 Deferral Tranche in an amount equal to the relevant 2020 Deferred Repayment Instalment due on such Repayment Date shall be automatically drawn by the Borrower and applied towards repayment of the relevant 2020 Deferred Repayment Instalment due on such date. Each such advance under the 2020 Deferral Tranche shall be automatic and notional only, and effected by means of a book entry to finance the 2020 Deferred Instalments then due; and

(B)	together with the first advance under this Clause 4.9 (2020 Deferral Tranche), a portion of the 2020 Deferral Tranche in an amount equal to the amount to be paid to SACE in respect of the premium payable to SACE due on the first advance under the 2020 Deferral Tranche shall be drawn by the Borrower and paid to SACE as specified in the relevant Drawdown Notice.

Accordingly, the other provisions of this Clause 4 shall not apply to the advance of the 2020 Deferral Tranche and each advance of the 2020 Deferral Tranche under this Clause 4.9 (2020 Deferral Tranche) (A) shall be deemed to satisfy the Borrower’s obligations under Clause 5 (Repayment) in respect of the corresponding 2020 Deferred Repayment Instalment.”, and clause 2.3 (Purpose of Loan) and clause 4.4 (Availability and conditions) of the Facility Agreement shall be deemed amended and supplemented accordingly by this Agreement.

(f)	The repayment provisions of the Facility Agreement shall be amended to provide for the repayment of the 2020 Deferral Tranche as follows:

(i)	In Clause 5.1, the words “Subject to Clause 5.5 (Repayment of 2020 Deferral Tranche),” shall be added before “The Borrower”;

(ii)	In Clause 5.2, the words “Subject to Clause 5.5 (Repayment of 2020 Deferral Tranche),” shall be added before “The first instalment”;

(iii)	In Clause 5.3, the words “Subject to Clause 5.5 (Repayment of 2020 Deferral Tranche),” shall be added before “Each of the”;

(iv)	In Clause 5.4, the words “Subject to Clause 5.5 (Repayment of 2020 Deferral Tranche),” shall be added before “On the final Repayment Date”;

(v)	A new paragraph 5.5 to the Facility Agreement shall be added as follows:

“5.5 Repayment of 2020 Deferral Tranche. Subject to Clause 4.9 (2020 Deferral Tranche), the 2020 Deferral Tranche shall be repaid in eight semi-annual instalments beginning on the 2020 Deferral Repayment Starting Point and until the 2020 Deferral Final Repayment Date as set out below. Each such instalment shall be a “Deferral Repayment Instalment” and each date on which a Deferral Repayment Instalment is payable shall be a “Deferral Repayment Date”.”

(g)	The voluntary prepayment provisions of the Facility Agreement shall be amended by adding to the end of clause 16.2 (Voluntary prepayment) the following paragraph:

“Any voluntary prepayment shall be made in accordance with the provisions of this Clause 16.2 and applied against the outstanding repayment instalments in the inverse order of their maturity, save that where there is an amount of the 2020 Deferral Tranche outstanding, any such prepayment shall first be applied against such 2020 Deferral Tranche in the inverse order of maturity.”

(h)	The interest provisions of the Facility Agreement shall be amended:

(i)	to confirm that interest will accrue on the relevant part of the 2020 Deferral Tranche at a floating rate, clause 6 (Interest) shall be amended by adding a new clause 6.3 as follows:

““6.3 Interest in respect of 2020 Deferral Tranche. The rate of interest for each Interest Period in respect of the 2020 Deferral Tranche shall be the Floating Interest Rate.”; and

(ii)	to reflect the increased costs of the Lenders in connection with the deferral arrangements contemplated by this Agreement and the 2020 Amendment Agreement, clause 6 (Interest) shall be amended by adding a new clause 6.4 as follows:

“6.4 Deferred Costs. Independently to any other obligation to pay costs, expenses or interest under or in connection with this Agreement, the Borrower shall, as a separate obligation, also pay to the Agent (for distribution to each Lender) deferred costs in respect of any drawn portion of the 2020 Deferral Tranche at the Deferred Costs Percentage for each Interest Period during which any part of the 2020 Deferral Tranche remains outstanding. Whilst not an interest liability, such deferred costs shall be charged from and including the first day of the applicable Interest Period in which an amount of the 2020 Deferral Tranche is outstanding to (but not including) the last day of such Interest Period, and will be payable semi-annually in arrears on each interest payment date. Any deferred costs payable in accordance with this Clause 6.4 (Deferred Costs) shall be calculated on the basis of the actual number of days elapsed over a year comprised of 360 days. Any non-payment of such deferred costs shall be an Event of Default in accordance with Clause 18.2 (Non-payment).”

and, for the avoidance of doubt, interest due during the Deferral Period and as contemplated in the Facility Agreement will continue to be paid and the remaining clauses will be renumbered and all relevant cross references will be updated accordingly.

(i)	Clauses 6.5 (Market disruption) to clause 6.10 (Alternative rate of interest in absence of agreement) inclusive of the Facility Agreement shall be deleted and replaced by the following provisions:

“6.7 Unavailability of Screen Rate

(a)	Interpolated Screen Rate: If no Screen Rate is available for LIBOR for the Interest Period of the Loan or any part of the Loan, the applicable LIBOR shall be the Interpolated Screen Rate for a period equal in length to the Interest Period of the Loan or that part of the Loan.

(j)	Reference Bank Rate: If no Screen Rate is available for LIBOR for:

(i)	Dollars;

(ii)	the Interest Period of the Loan or any part of the Loan and it is not possible to calculate the Interpolated Screen Rate,

(iii)	the applicable LIBOR shall be the Reference Bank Rate as of the Specified Time and for a period equal in length to the Interest Period of the Loan or that part of the Loan.

(k)	Cost of funds: If paragraph (b) above applies but no Reference Bank Rate is available for Dollars or the relevant Interest Period there shall be no LIBOR for the Loan or that part of the Loan (as applicable) and Clause 6.10 (Cost of funds) shall apply to the Loan or that part of the Loan for that Interest Period.

6.8 Calculation of Reference Bank Rate

(a)	Subject to paragraph (b) below, if LIBOR is to be determined on the basis of a Reference Bank Rate but a Reference Bank does not supply a quotation by the Specified Time, the Reference Bank Rate shall be calculated on the basis of the quotations of the remaining Reference Banks.

(b)	If at or about noon on the Quotation Day none or only one of the Reference Banks supplies a quotation, there shall be no Reference Bank Rate for the relevant Interest Period.

6.9 Market Disruption

If before close of business in London on the Quotation Day for the relevant Interest Period the Agent receives notification from a Lender or Lenders (whose participations in the Loan or the relevant part of the Loan in aggregate exceed 50 per cent. of the Loan or the relevant part of the Loan as appropriate) that the cost to it or each of them of funding its participation in the Loan or that part of the Loan from whatever source it may reasonably select would be in excess of LIBOR then Clause 6.10 (Cost of funds) shall apply to the Loan or that part of the Loan (as applicable) for the relevant Interest Period.

6.10 Cost of funds

(a)	If this Clause 6.10 (Cost of funds) applies, the rate of interest on the Loan or the relevant part of the Loan for the relevant Interest Period shall be the percentage rate per annum which is the sum of:

(i)	the Margin; and

(ii)	the weighted average of the rates notified to the Agent by each Lender as soon as practicable and in any event before interest is due to be paid in respect of that Interest Period to be that which expresses as a percentage rate per annum the cost to the relevant Lender of funding its participation in the Loan or that part of the Loan from whatever source it may reasonably select.

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(b)	If this Clause 6.10 (Cost of funds) applies and the Agent or the Borrower so requires, the Agent and the Borrower shall enter into negotiations (for a period of not more than 30 days) with a view to agreeing a substitute basis for determining the rate of interest or (as the case may be) an alternative basis for funding.

(c)	Subject to Clause 6.11 (Replacement of Screen Rate), any substitute or alternative basis agreed pursuant to paragraph (b) above shall, with the prior consent of all the Lenders and the Borrower, be binding on all Parties.

(d)	If paragraph (e) below does not apply and any rate notified to the Agent under sub-paragraph (ii) of paragraph (a) above is less than zero, the relevant rate shall be deemed to be zero.

(e)	If this Clause 6.10 (Cost of funds) applies pursuant to Clause 6.9 (Market disruption) and:

(i)	a Lender's Funding Rate is less than LIBOR; or

(ii)	a Lender does not supply a quotation by the time specified in sub-paragraph (ii) of paragraph (a) above,

the cost to that Lender of funding its participation in the Loan or the relevant part of the Loan for that Interest Period shall be deemed, for the purposes of paragraph (a) above, to be LIBOR.

(f)	If this Clause 6.10 (Cost of funds) applies but any Lender does not supply a quotation by the time specified in sub-paragraph (ii) of paragraph (a) above, the rate of interest shall be calculated on the basis of the quotations of the remaining Lenders.

6.11 Replacement of Screen Rate

If a Screen Rate Replacement Event has occurred in relation to the Screen Rate for Dollars, any amendment or waiver which relates to:

(i)	providing for the use of a Replacement Benchmark; and

(ii)

(A)	aligning any provision of any Finance Document to the use of that Replacement Benchmark;

(B)	enabling that Replacement Benchmark to be used for the calculation of interest under this Agreement (including, without limitation, any consequential changes required to enable that Replacement Benchmark to be used for the purposes of this Agreement);

(C)	implementing market conventions applicable to that Replacement Benchmark;

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(D)	providing for appropriate fallback (and market disruption) provisions for that Replacement Benchmark; or

(E)	adjusting the pricing to reduce or eliminate, to the extent reasonably practicable, any transfer of economic value from one Party to another as a result of the application of that Replacement Benchmark (and if any adjustment or method for calculating any adjustment has been formally designated, nominated or recommended by the Relevant Nominating Body, the adjustment shall be determined on the basis of that designation, nomination or recommendation), may be made with the consent of the Agent (acting on the instructions of the Majority Lenders), SACE and SIMEST (if applicable) and the Borrower.

and the remaining clauses will be renumbered and all relevant cross references will be updated accordingly.

(l)	The interest period mechanics of the Facility Agreement shall be updated to reflect the existence of the 2020 Deferral Tranche by adding a new clause 7.3 as follows:

“7.3 The first Interest Period in relation to each advance or deemed advance (as applicable) under the 2020 Deferral Tranche shall start on the date of such advance or deemed advance (as applicable) and end on the last day of the current Interest Period in respect of the Loan, following which all Interest Periods will be consolidated”.

(m)	The provisions of clause 9.1(b) shall be amended by adding a new clause 9.1(b)bis as follows:

“9.1(b)bis With effect from the date of the 2020 Amendment Agreement, the Borrower shall pay to the Agent (for the account of the Lenders for application pro rata to their Commitments) a commitment fee in the amount of [*] per cent. ([*] %) per annum on the daily undrawn 2020 Deferral Commitment. The commitment fee shall be payable in arrears on the date of each advance or deemed advance, as applicable, of the 2020 Deferral Tranche in accordance with Clause 4.9 or, if cancelled, on the date of cancellation of the 2020 Deferral Tranche.”

(n)	Clause 12.2 (Information) shall be amended by:

(i)	deleting sub-clause (b); and

(ii)	deleting sub-clause (c) and replacing it with the following wording:

“(c) as soon as practicable (and in any event within forty-five (45) days of the end of the contemplated quarter for the first three quarters in any fiscal year and within 90 days for the final quarter) a copy of the unaudited consolidated quarterly management accounts of the Guarantor (it being understood that the delivery by the Guarantor of quarterly or annual reports as filed with the Securities and Exchange Commission in respect of the Guarantor and its consolidated subsidiaries shall satisfy all the requirements of this paragraph (c))”.

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(o)	Clause 18.4 (Breach of other obligations) shall be amended by adding a new sub-clause (c) as follows:

“(c) any breach of any financial covenant contained in Clause 11.15 of the Guarantee arising on a testing date during the Deferral Period shall not, subject to no (i) Event of Default under Clauses 18.7 (Winding-up) to Clause 18.13 (Cessation of business) (inclusive) having occurred and being continuing or (ii) 2020 Deferral Prepayment Event having occurred, constitute an Event of Default.”

(p)	A cross-default occurring solely due to a breach of financial covenants in respect of the Guarantee and applying to the Group in another SACE-backed loan agreement to which the Principles apply shall not, subject to the terms of the Amended Facility Agreement, result in an Event of Default and, accordingly, a new clause 18.6(e) shall be added as follows:

“(e) No Event of Default will occur, or be deemed to have occurred, under this Clause 18.6 (Cross default) if such Event of Default occurs during the Deferral Period (but without prejudice to the rights of the Lenders in respect of any further breach that may occur following the expiry of the Deferral Period) and is caused solely as a result of a breach of financial covenants in respect of the Group equivalent to those set out in clause 11.15 of the Guarantee, under, or in relation to, any other SACE-backed facility agreement to which a Guarantor is a Party or has executed a Guarantee and to which the Principles apply, unless at the time of such Event of Default, an event resulting in mandatory prepayment of the Loan pursuant to Clause 16.3 (Mandatory prepayment – sale and total loss) and Clause 16.4 (Mandatory prepayment – SACE insurance policy) or a 2020 Deferral Payment Event has occurred.”

(q)	Clause 19.1 (Receipts) shall be amended by deleting sub-clause (a) and replacing it with the following wording:

“(a) in priority, to payments of any kind due or in arrears in the order of their due payment dates and first, to fees, charges and expenses, second, to interest payable pursuant to Clause 17 (Interest on Late Payments) third, to interest payable pursuant to Clause 6 (Interest) and to any deferred costs payable pursuant to Clause 6.4 (Deferred Costs), fourth, to the principal of the Loan payable pursuant to Clause 5 (Repayment), fifth, to any other sums due under this Agreement or any other Finance Document and, if relevant, pro rata to each of the Lenders and sixth, to any sums due pursuant to Clause 20.2 (Breakage costs and SIMEST arrangements); or”.

(r)	A new clause 36 (Bail-In) shall be added as follows:

36 Bail-In Notwithstanding any other term of any Finance Document or any other agreement, arrangement or understanding between the parties to a Finance Document, each Party acknowledges and accepts that any liability of any party to a Finance Document under or in connection with the Finance Documents may be subject to Bail-In Action by the relevant Resolution Authority and acknowledges and accepts to be bound by the effect of:

(i)	any Bail-In Action in relation to any such liability, including (without limitation):

(A)	a reduction, in full or in part, in the principal amount, or outstanding amount due (including any accrued but unpaid interest) in respect of any such liability;

(B)	a conversion of all, or part of, any such liability into shares or other instruments of ownership that may be issued to, or conferred on, it; and

(C)	a cancellation of any such liability; and

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(ii)	a variation of any term of any Finance Document to the extent necessary to give effect to any Bail-In Action in relation to any such liability,

and the remaining clauses will be renumbered and all relevant cross references will be updated accordingly.

(s)	A new clause 37 (Confidentiality of funding rates and reference bank quotations) shall be added as follows:

37 Confidentiality of funding rates and reference bank quotations.

37.1 Confidentiality and disclosure

(a)	The Agent and each Obligor agree to keep each Funding Rate (and, in the case of the Agent, each Reference Bank Quotation) confidential and not to disclose it to anyone, save to the extent permitted by paragraphs (b), (c) and (d) below.

(b)	The Agent may disclose:

(i)	any Funding Rate (but not, for the avoidance of doubt, any Reference Bank Quotation) to the Borrower pursuant to Clause 6.6 (Notification of Interest Periods and Floating Interest Rate);

(ii)	any Funding Rate or any Reference Bank Quotation to any person appointed by it to provide administration services in respect of one or more of the Finance Documents to the extent necessary to enable such service provider to provide those services if the service provider to whom that information is to be given has entered into a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for Use With Administration/Settlement Service Providers or such other form of confidentiality undertaking agreed between the Agent and the relevant Lender or Reference Bank, as the case may be.

(c)	The Agent may disclose any Funding Rate or any Reference Bank Quotation, and each Obligor may disclose any Funding Rate, to:

(i)	any of its Affiliates and any of its or their officers, directors, employees, professional advisers, auditors, partners and representatives, if any person to whom that Funding Rate or Reference Bank Quotation is to be given pursuant to this sub-paragraph (i) is informed in writing of its confidential nature and that it may be price sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of that Funding Rate or Reference Bank Quotation or is otherwise bound by requirements of confidentiality in relation to it;

(ii)	any person to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation if the person to whom that Funding Rate or Reference Bank Quotation is to be given is informed in writing of its confidential nature and that it may be price sensitive information except that there shall be no requirement to so inform if, in the opinion of the Agent or the relevant Obligor, as the case may be, it is not practicable to do so in the circumstances;

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(iii)	any person to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes if the person to whom that Funding Rate or Reference Bank Quotation is to be given is informed in writing of its confidential nature and that it may be price sensitive information except that there shall be no requirement to so inform if, in the opinion of the Agent or the relevant Obligor, as the case may be, it is not practicable to do so in the circumstances; and

(iv)	any person with the consent of the relevant Lender or Reference Bank, as the case may be.

(d)	The Agent’s obligations in this Clause 37 (Confidentiality of Funding Rates and Reference Bank Quotations) relating to Reference Bank Quotations are without prejudice to its obligations to make notifications under Clause 6.6 (Notification of Interest Periods and Floating Interest Rate) provided that (other than pursuant to sub-paragraph (i) of paragraph (b) above) the Agent shall not include the details of any individual Reference Bank Quotation as part of any such notification.

37.2 Related obligations

(a)	The Agent and each Obligor acknowledge that each Funding Rate (and, in the case of the Agent, each Reference Bank Quotation) is or may be price sensitive information and that its use may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and the Agent and each Obligor undertake not to use any Funding Rate or, in the case of the Agent, any Reference Bank Quotation for any unlawful purpose.

(b)	The Agent and each Obligor agree (to the extent permitted by law and regulation) to inform the relevant Lender or Reference Bank, as the case may be:

(i)	of the circumstances of any disclosure made pursuant to sub-paragraph (ii) of (c) of Clause 37.1 (Confidentiality and disclosure) except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and

(ii)	upon becoming aware that any information has been disclosed in breach of this Clause 37 (Confidentiality of Funding Rates and Reference Bank Quotations).

37.3 No Event of Default

No Event of Default will occur under Clause 18.4 (Breach of other obligations) by reason only of an Obligor’s failure to comply with this Clause 37 (Confidentiality of Funding Rates and Reference Bank Quotations).

and the remaining clauses will be renumbered and all relevant cross references will be updated accordingly.

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5.2	Specific Amendments to Guarantee

With effect on and from the Effective Date, Clause 11.3 (Provision of financial statements) of the Guarantee shall be, and shall be deemed by this Agreement to be amended as follows:

(a)	deleting sub-clause (d) and replacing it with the following wording:

“(d) as soon as practicable (and in any event within forty-five (45) days of the end of the contemplated quarter in respect of the first three quarters of each fiscal year and 90 days in respect of the final quarter) a copy of the unaudited consolidated quarterly management accounts of the Guarantor certified as to their correctness by the chief financial officer of the Guarantor (it being understood that the delivery by the Guarantor of quarterly or annual reports as filed with the Securities and Exchange Commission in respect of the Guarantor and its consolidated subsidiaries shall satisfy all the requirements of this paragraph (d))”;

(b)	deleting sub-clause (g)(i); and

(c)	deleting sub-clause (g)(ii)(x),

and, for the avoidance of doubt, subject to the provisions of Clause 5.5 (Borrower and Creditor Parties’ Confirmations and Waivers) and Clause 6.5 (Breach of new covenants or the Principles), the financial covenants will continue to be tested and the reporting obligations shall continue to apply in accordance with clause 11.3 (Provision of financial statements) of the Guarantee (as amended and supplemented by this Agreement) in respect of the Deferral Period.

5.3	Guarantor confirmation

On the Effective Date the Guarantor confirms that:

(a)	its Guarantee extends to the obligations of the Borrower under the Finance Documents as amended and supplemented by this Agreement;

(b)	the obligations of the relevant Obligors under the Finance Documents as amended and supplemented by this Agreement are included in the Secured Liabilities (as defined in the Facility Agreement); and

(c)	the Guarantee continues to have full force and effect in accordance with its terms as so extended.

5.4	Security confirmation

Without prejudice to the provisions of the Mortgage Addendum, on the Effective Date, each Obligor confirms that:

(a)	any Security Interest created by it under the Finance Documents extends to the obligations of the relevant Obligors under the Finance Documents as amended and supplemented by this Agreement;

(b)	the obligations of the relevant Obligors under the Finance Documents as amended and supplemented by this Agreement are included in the Secured Liabilities (as defined in the Finance Documents to which it is a party);

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(c)	the Security Interests created under the Finance Documents continue in full force and effect on the terms of the respective Finance Documents; and

(d)	to the extent that this confirmation creates a new Security Interest, such Security Interest shall be on the terms of the Finance Documents in respect of which this confirmation is given.

5.5	Borrower and Creditor Parties’ Confirmations and Waivers

(a)	Notwithstanding the amendments to the testing of the financial covenants contemplated by Clause 5.2, the Borrower and the Guarantor confirm that the reporting obligations under clause 11.3 (Provision of financial statements) of the Guarantee (as amended and supplemented by this Agreement) in respect of such financial covenants shall continue to apply. The Agent confirms that any breach of such financial covenants arising on a testing date during the Deferral Period by reference to the financial position of the Group (on a consolidated basis), shall not (without prejudice to the rights of the Lenders in respect of any further breach of such financial covenants that may occur following the expiry of the Deferral Period, and subject further to no (a) Event of Default under Clauses 18.7 (Winding-up) to Clause 18.13 (Cessation of business) (inclusive) of the Amended Facility Agreement having occurred and being continuing or (b) 2020 Deferral Prepayment Event having occurred) result in an Event of Default.

(b)	For the avoidance of doubt, in addition to the other undertakings the application of which have not been expressly suspended under this Agreement, the Borrower confirms that the undertaking pursuant to clause 13.7(b) of the Facility Agreement shall continue to apply in order to permit an inspection of the Ship during the Deferral Period as required by the Principles.

5.6	Finance Documents to remain in full force and effect

The Finance Documents shall remain in full force and effect and, from the Effective Date:

(a)	shall be, and shall be deemed by this Agreement to be amended (where relevant) to include a cross reference to clause 36 (Bail-in) of the Facility Agreement as amended by this Agreement;

(b)	in the case of the Facility Agreement, as amended and supplemented pursuant to Clause 5.1 (Specific amendments to the Facility Agreement);

(c)	in the case of the Guarantee, as amended and supplemented pursuant to Clause 5.2 (Specific Amendments to Guarantee);

(d)	the Facility Agreement and the applicable provisions of this Agreement will be read and construed as one document;

(e)	the Guarantee and the applicable provisions of this Agreement will be read and construed as one document; and

(f)	except to the extent expressly waived by the amendments effected by this Agreement, no waiver is given by this Agreement and the Lenders expressly reserve all their rights and remedies in respect of any breach of or other default under the Finance Documents.

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6	New Covenants

6.1	Payments under the Shipbuilding Contracts

Until the 2020 Deferral Final Repayment Date:

(a)	the Guarantor shall and the Guarantor shall procure that any member of the Group that has entered into a shipbuilding contract with a shipbuilder or enters into any such shipbuilding contract, in each case which is financed with the support of SACE (the “Covered Shipbuilding Contracts”) shall continue to perform all of their respective obligations as set out in any Covered Shipbuilding Contract (including without limitation the payment of any instalments due under any Covered Shipbuilding Contract (as the same may have been amended prior to the 2020 Deferral Effective Date), and subject to any amendment agreed pursuant to Clause 6.1(b) below). The Guarantor shall and the Guarantor shall procure that any member of the Group shall promptly notify the Agent and SACE of any failure by it to comply with any due and owing obligations under a Covered Shipbuilding Contract; and

(b)	the Guarantor shall and the Guarantor shall procure that any member of the Group further undertakes to consult with the Agent and SACE in respect of any proposed amendment to a Covered Shipbuilding Contract insofar as any such proposed amendment relates to a payment instalment or (save as expressly permitted by the relevant Amended Facility Agreement) a delivery date or any other substantial amendment which may affect the related financing and to obtain the Agent and SACE’s approval prior to executing any such amendment.

6.2	Dividend Restriction

No Obligor shall:

(a)	declare, make or pay any dividend or other distribution (or interest on any unpaid dividend or other distribution) (whether in cash or in kind) on or in respect of its share capital (or any class of its share capital);

(b)	repay or distribute any dividend or share premium reserve;

(c)	make any repayment of any kind under any shareholder loan; or

(d)	redeem, repurchase (whether by way of share buy-back program or otherwise), defease, retire or repay any of its share capital or resolve to do so,

during the period up to and including the 2020 Deferral Final Repayment Date, except that (i) any Obligor may pay dividends and other distributions, directly or indirectly, to the Guarantor for the purpose of providing liquidity to the Guarantor to enable the Guarantor to satisfy payment obligations for which the Guarantor is an obligor and (ii) any Obligor may pay dividends in respect of the tax liability to each relevant jurisdiction in respect of consolidated, combined, unitary or affiliated tax returns for each relevant jurisdiction of the Group or holder of the Guarantor’s capital stock with respect to income taxable as a result of any member of the Group being taxed as a pass-through entity for U.S. Federal, state and local income tax purposes or attributable to any member of the Group, provided that the actions in paragraph (ii) above shall only be permitted if there is no Event of Default which is continuing under the Amended Facility Agreement and no Event of Default would arise from the payment of such dividend.

6.3	New capital raises or financing

(a)	Save as provided below:

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(i)	no new debt or equity issuance shall be raised and no new Financial Indebtedness shall be incurred by the Group (including, for the avoidance of doubt, inter-company loans);

(ii)	no non-arm’s length disposals of any asset relating to the Group fleet shall be made; and

(iii)	no additional Security Interests securing existing Financial Indebtedness will be created or permitted to subsist,

during the period up to and including the 2020 Deferral Final Repayment Date.

(b)	The restrictions in Clause 6.3(a) shall not apply in relation to:

(i)	any refinancing of any bond issuance of, or loan entered into by, the Group and maturing during such period, and which, in each case, has been (or will be) listed in the Information Package submitted to the Agent prior to the 2020 Deferral Effective Date;

(ii)	any debt or equity issuance being raised prior to 31 December 2021 to provide the Group with crisis and/or recovery related funding in respect of the impact of the Covid-19 pandemic;

(iii)	any debt or equity issuance being raised on or after 31 December 2021 to support the Group with the impact of the Covid-19 pandemic, made with the prior written consent of SACE;

(iv)	any debt or equity issuance being raised to finance any instalment of a cruise vessel already contracted for or contracted for during such period or any refurbishment, maintenance, upgrade or lengthening of a cruise ship during such period;

(v)	any debt or equity issuance being raised to finance capital expenditure for projects which are already contracted for but in respect of which committed financing has not yet been obtained, and which, in each case has been (or will be) listed in the Information Package submitted to the Agent prior to the 2020 Deferral Effective Date;

(vi)	any extension of revolving credit facilities;

(vii)	any new debt or equity issuance otherwise agreed by SACE; or

(viii)	any inter-company loan which:

(A)	is existing as of the date of the 2020 Amendment Agreement;

(B)	is made among any Group members provided that:

(1)	any inter-company loan is made solely for the purpose of regulatory or tax purposes carried out in the ordinary course of business and on an arm’s length basis; and

(2)	the aggregate principal amount of any inter-company loans outstanding pursuant to this Clause 6.3(b)(viii)(B) does not exceed fifty million Dollars ($50,000,000) at any time; or

(C)	has been approved with the prior written consent of SACE.

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6.4	Additional financial reporting

In addition to the information to be provided in accordance with clause 12.2 (Information) of the Amended Facility Agreement and clause 11.3 (Provision of financial statements) (as amended and supplemented by this Agreement) of the Guarantee, the Guarantor undertakes to provide to the Agent a written report (in form and substance satisfactory to SACE):

(a)	from the Effective Date until the end of the Deferral Period, on a monthly basis within ten (10) days after the end of each month, covering the cashflow projections for each month for the period from the date of the relevant report until 31 March 2022, with a first monthly period commencing on 1 April 2020; and

(b)	thereafter until the 2020 Deferral Final Repayment Date, on a quarterly basis within forty-five (45) days after the end of each quarter, covering the cashflow projections for the following twenty-four (24) months, with the first quarterly period commencing on 1 April 2021.

6.5	Breach of new covenants or the Principles

Failure to comply with the provisions of Clauses 6.1 to 6.4 inclusive and deferred costs payable pursuant to Clause 5.1(h)(ii) in respect of the 2020 Deferral Tranche, or to otherwise duly perform and observe the other requirements and obligations set out in the Principles shall, in each case, not constitute an Event of Default under the Facility Agreement but shall (in the case of any failure that is capable of remedy (in the opinion of the Agent, at its sole discretion), including any failure to comply with Clause 6.1 or Clause 6.4, only if such failure is not remedied within the Relevant Period pursuant to clause 18.4 of the Amended Facility Agreement from the date of such failure to comply):

(a)	reinstate from the date of such breach the requirement to comply with the financial covenants set out in clause 11.15 (Financial covenants) of the Guarantee which was otherwise suspended by operation of this Agreement;

(b)	in respect of Clauses 6.2 (Dividend restriction) and 6.3 (New capital raises or financing):

(A)	the 2020 Deferral Commitments and the availability of the 2020 Deferral Tranche will be immediately cancelled;

(B)	all or part of the 2020 Deferral Tranche, together with accrued interest, deferred costs pursuant to clause 6.4 (Deferred Costs) of the Amended Facility Agreement and all other amounts accrued or outstanding under the Amended Facility Agreement in connection with the 2020 Deferral Tranche will be immediately due and payable, (including, for the avoidance of doubt, any breakage costs pursuant to clause 20.2 (Breakage costs and SIMEST arrangements) of the Facility Agreement); and

(c)	in respect of Clauses 6.1 (Payments under the Shipbuilding Contracts) and 6.4 (Additional financial reporting), entitle the Agent, (acting on the instructions of the Lenders), by notice to the Borrower to:

(A)	cancel the 2020 Deferral Commitments and the availability of the 2020 Deferral Tranche whereupon it shall immediately be cancelled; and

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(B)	declare that all or part of the 2020 Deferral Tranche, together with accrued interest, deferred costs pursuant to clause 6.4 (Deferred Costs) of the Amended Facility Agreement and all other amounts accrued or outstanding under the Amended Facility Agreement in connection with the 2020 Deferral Tranche be immediately due and payable, whereupon they shall become immediately due and payable (including, for the avoidance of doubt, any breakage costs pursuant to clause 20.2 (Breakage costs sand SIMEST arrangements) of the Facility Agreement).

7	Further Assurance

Clause 12.19 (further assurance) of the Facility Agreement, as amended and supplemented by this Agreement, applies to this Agreement as if it were expressly incorporated in it with any necessary modifications.

8	Costs and Expenses

(a)	Clause 10.11 (transaction costs) of the Facility Agreement, as amended and supplemented by this Agreement, applies to this Agreement as if it were expressly incorporated in it with any necessary modifications.

(b)	The Borrower shall pay to each of (i) the Agent (for the account of each Lender) and (ii) SACE a handling fee in the amount and at times agreed in the 2020 Deferral Fee Letters.

9	Notices

Clause 31 (notices) of the Facility Agreement, as amended and supplemented by this Agreement, applies to this Agreement as if it were expressly incorporated in it with any necessary modifications.

10	Counterparts

This Agreement may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

11	Signing Electronically

The Parties acknowledge and agree that they may execute this Agreement and any variation or amendment to the same, by electronic instrument. The Parties agree that the electronic signatures appearing on the documents shall have the same effect as handwritten signatures and the use of an electronic signature on this Agreement shall have the same validity and legal effect as the use of a signature affixed by hand and is made with the intention of authenticating this Agreement, and evidencing the Parties’ intention to be bound by the terms and conditions contained herein. For the purposes of using an electronic signature, the Parties authorise each other to conduct the lawful processing of personal data of the signers for contract performance and their legitimate interests including contract management.

12	Governing Law

This Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.

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13	Enforcement

13.1	Jurisdiction

(a)	The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute regarding the existence, validity or termination of this Agreement or any non-contractual obligation arising out of or in connection with this Agreement) (a "Dispute").

(b)	The Obligors accept that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Obligor will argue to the contrary.

13.2	Service of process

(a)	Without prejudice to any other mode of service allowed under any relevant law, each Obligor (other than an Obligor incorporated in England and Wales):

(i)	irrevocably appoints Hannaford Turner LLP, currently of 9 Cloak Lane, London EC4R 2RU, UK as its agent for service of process in relation to any proceedings before the English courts in connection with any Finance Document; and

(ii)	agrees that failure by a process agent to notify the relevant Obligor of the process will not invalidate the proceedings concerned.

(b)	If any person appointed as an agent for service of process is unable for any reason to act as agent for service of process, the Borrower (on behalf of all the Obligors) must immediately (and in any event within 10 days of such event taking place) appoint another agent on terms acceptable to the Agent. Failing this, the Agent may appoint another agent for this purpose.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

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Execution Pages – Explorer – Supplemental Agreement

BORROWER

SIGNED by	)	/s/ Daniel S. Farkas
duly authorised	)
for and on behalf of	)
EXPLORER NEW BUILD, LLC	)

GUARANTOR

SIGNED by	)	/s/ Daniel S. Farkas
duly authorised	)
for and on behalf of	)
NCL CORPORATION LTD.	)

CHARTERER

SIGNED by	)	/s/ Daniel S. Farkas
duly authorised	)
for and on behalf of	)
SEVEN SEAS CRUISES S. DE R.L.	)

SHAREHOLDER

SIGNED by	)	/s/ Daniel S. Farkas
duly authorised	)
for and on behalf of	)
SEVEN SEAS CRUISES S. DE R.L.	)

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LENDERS

SIGNED by	)	/s/ Alexia Russell
duly authorised	)	Attorney in fact
for and on behalf of	)
CRÉDIT AGRICOLE CORPORATE	)
AND INVESTMENT BANK	)

SIGNED by	)	/s/ Alexia Russell
duly authorised	)	Attorney in fact
for and on behalf of	)
SOCIÉTÉ GÉNÉRALE	)

SIGNED by	)	/s/ Luca Geronimi
duly authorised	)
for and on behalf of	)
BANCO BPM S.P.A.	)

SIGNED by	)	/s/ Natasha Seel
duly authorised	)	Attorney-in-fact
for and on behalf of	)
KFW IPEX-BANK GMBH	)

SIGNED by	)	/s/ Rene Bachmann
duly authorised	)
for and on behalf of	)	/s/ Bernadette Brinsa
AKA AUSFUHRKREDIT-GESELLSCHAFT	)
MIT BESCHRAENKTER HAFTUNG	)

MANDATED LEAD ARRANGERS

SIGNED by	)	/s/ Alexia Russell
duly authorised	)	Attorney in fact
for and on behalf of	)
CRÉDIT AGRICOLE CORPORATE	)
AND INVESTMENT BANK	)

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SIGNED by	)	/s/ Alexia Russell
duly authorised	)	Attorney in fact
for and on behalf of	)
SOCIÉTÉ GÉNÉRALE	)

SIGNED by	)	/s/ Claudia D’Amico
duly authorised	)	Director, Export and Asset Finance, HSBC Bank plc
for and on behalf of	)
HSBC BANK PLC	)

SIGNED by	)	/s/ Natasha Seel
duly authorised	)	Attorney-in-fact
for and on behalf of	)
KFW IPEX-BANK GMBH	)

AGENT

SIGNED by	)	/s/ Alexia Russell
duly authorised	)	Attorney in fact
for and on behalf of	)
CRÉDIT AGRICOLE CORPORATE AND	)
INVESTMENT BANK	)

SACE AGENT

SIGNED by	)	/s/ Alexia Russell
duly authorised	)	Attorney in fact
for and on behalf of	)
CRÉDIT AGRICOLE CORPORATE AND	)
INVESTMENT BANK	)

SECURITY TRUSTEE

SIGNED by	)	/s/ Alexia Russell
duly authorised	)	Attorney in fact
for and on behalf of	)
CRÉDIT AGRICOLE CORPORATE AND	)
INVESTMENT BANK	)

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